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                                  Exhibit 5.1

                               Opinion of Counsel



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                                 July 3, 1996

Republic Industries, Inc.
200 E. Las Olas Boulevard, Suite 1400
Fort Lauderdale, Florida 33301

    Re: Republic Industries, Inc. Amended and Restated 1995 Stock Option Plan and Hudson Management Corporation 401(k) Profit Sharing Plan

Gentlemen:

    The undersigned is General Counsel to Republic Industries, Inc., a Delaware corporation (the "Company"). In connection with the preparation and filing of a Form S-8 Registration Statement relating to the Company's Amended and Restated 1995 Stock Option Plan and the Hudson Management Corporation 401(k) Profit Sharing Plan (the "Plans"), I have examined originals or copies of corporate records, certificates of public officials and of officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as I have deemed relevant and necessary for the opinion hereinafter expressed.

    On the basis of the foregoing, I am of the opinion that the Plans and the proposed offer thereunder of up to 20,010,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8 and further consent to the use of my name wherever appearing in the Form S-8.

                                        Sincerely,

                                        /s/ Richard L. Handley
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                                        Richard L. Handley
                                        Senior Vice President,
                                        General Counsel and Secretary